Morgan, Lewis & Bockius LLP	MORGAN LEWIS

1701 Market Street

Philadelphia, PA 19103-2921

Tel: +1.215.963.5000

Fax: +1.215.963.5001

www.morganlewis.com

June 19, 2015

Manning & Napier Fund, Inc.

290 Woodcliff Drive

Fairport, NY 14450

Re:	Opinion of Counsel regarding the Registration Statement filed on Form N-14 under the Securities Act of 1933

Ladies and Gentlemen:

We have acted as counsel to Manning & Napier Fund, Inc. (the “Fund”), a Maryland corporation, in connection with the above-referenced registration statement on Form N-14 (the “Registration Statement”), which relates to the shares of common stock, par value $0.01 per share, of the Target Income Series, a series of the Fund (collectively, the “Shares”). This opinion is being delivered to you in connection with the Fund’s filing of the Registration Statement with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 488(a) under the Securities Act of 1933 (the “1933 Act”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

(a)	a certificate of the State of Maryland as to the existence and good standing of the Fund;

(b)	the Fund’s Articles of Incorporation and all amendments, corrections and supplements thereto (the “Articles of Incorporation”);

(c)	a certificate executed by Jodi Hedberg, the Secretary of the Fund, certifying as to the Fund’s Articles of Incorporation and Amended and Restated By-Laws (the “By-Laws”) and certain resolutions adopted by the Board of Directors of the Fund authorizing the issuance of the Shares; and

(d)	a printer’s proof of the Registration Statement.

Manning & Napier Fund, Inc.

June 19, 2015

In our capacity as counsel to the Fund, we have examined the originals or certified, written or electronic, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original, certified or electronic copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written (including electronic) statements of public officials and officers or representatives of the Fund. We have assumed that the Registration Statement, as filed with the SEC, will be in substantially the form of the printer’s proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the terms of purchase described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the State of Maryland.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP